SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 24, 2006

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware Delaware	001-14387 001-13663	06-1522496 06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT	06830
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Annual Incentive Compensation Plan Determinations for 2006

On March 24, 2006, the compensation committee of the board of directors made the following determinations relating to the United Rentals, Inc. Annual Incentive Compensation Plan:

A. The following executive officers of the company are eligible to earn bonuses under the plan during 2006: (i) Wayland Hicks, chief executive officer; (ii) Martin Welch, chief financial officer; and (iii) Michael Kneeland, executive vice president—operations.

B. The payment of bonuses in respect of 2006 will be based on the company’s achievement of performance goals measured by the following business criteria: (i) EPS as Adjusted (as defined in the company’s Long-Term Incentive Plan) (60% weight for Hicks and Welch; 50% weight for Kneeland); (ii) cash flow from operations (25% weight for each executive); (iii) increase in rental rates (7.5% weight for Hicks and Welch; 15% weight for Kneeland) and (iv) other objective individual performance goals (7.5% weight for Hicks and Welch; 10% weight for Kneeland).

C. Any increases in the executives’ base salaries over those for 2005 will be reviewed by the compensation committee upon the filing by the company of its 2004 and 2005 financial statements with the SEC. Until new base salaries (if any) take effect for 2006, the amounts for 2005 remain in effect for purposes of the Annual Incentive Compensation Plan. The target and maximum bonus amounts for 2006 are as follows: (i) for Mr. Hicks, the target is 100% and the maximum is 150% of $550,000 base salary; (ii) for Mr. Kneeland, the target is 100% and the maximum is 125% of $290,000 base salary; and (iii) for Mr. Welch, the target is 90% and the maximum is 125% of $525,000 base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 30th day of March, 2006.

UNITED RENTALS, INC.

By:	/s/ MARTIN E. WELCH
Name:	Martin E. Welch
Title:	Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ MARTIN E. WELCH
Name:	Martin E. Welch
Title:	Chief Financial Officer